EXHIBIT INDEX

99.1    News Release Dated January 28, 2010

            CONTACT:    Connie Hamblin                    RELEASE:  January 28, 2010

                                    (616) 772-1800

GENTEX REPORTS 45 PERCENT INCREASE IN

FOURTH QUARTER NET SALES

ZEELAND, Michigan, January 28, 2010 -- Gentex Corporation, the Zeeland, Michigan-based manufacturer of automatic-dimming rearview mirrors and commercial fire protection products, today reported results for the fourth quarter and calendar year ended December 31, 2009.

For the fourth quarter of 2009, the Company’s net sales increased by 45 percent to $177.6 million compared with $122.3 million in the fourth quarter of 2008.  The gross profit margin increased on a quarter-over-quarter basis from 28.4 percent in the fourth quarter of 2008 to 36.7 percent in the fourth quarter of 2009, primarily due to the Company’s ability to leverage fixed overhead costs due to the 45 percent quarter-over-quarter increase in net sales.

For calendar year 2009, the Company’s net sales decreased by 13 percent to $544.5 million compared with $623.8 million for calendar year 2008.  The gross profit margin of 32.6 percent for the 2009 calendar year was flat compared with the gross margin for calendar year 2008, primarily due to annual customer price reductions that were offset by purchasing cost reductions.

Income from operations increased by 343 percent in the fourth quarter of 2009 to $43.2 million, compared with $9.8 million in the fourth quarter of 2008.  The increase in operating income was primarily due to the increase in the gross margin quarter over quarter.  Income from operations declined by 13 percent for calendar year 2009 to $94.6 million compared with $108.8 million for the 2008 calendar year.  The decline in operating income for calendar year 2009 was primarily due to the decline in gross margin dollars.

Other income was $1.6 million in the fourth quarter of 2009 compared with other expense of $25.8 million in the fourth quarter last year.  The improvement in the fourth quarter of 2009 was the result of decreased other-than-temporary-impairment losses on equity investments, and realized gains on the sale of equity investments in the current quarter, compared with realized losses in the same prior-year period.  Other income was $1.7 million for the calendar year ended December 31, 2009, compared with other expense of $16.6 million for the same prior-year period.  The improvement year-over-year was primarily due to decreased other-than-temporary-impairment losses on equity investments and decreased realized losses on the sale of equity investments, partially offset by decreased investment income due to lower interest rates.

Net income increased to $30.0 million in the fourth quarter of 2009, compared with a net loss of $10.4 million in the fourth quarter of 2008, primarily due to increased operating income aided by improved other income.  For calendar year 2009, net income increased by four percent to $64.6 million compared with net income of $62.1 million in calendar year 2008.

Earnings per diluted share were 22 cents in the fourth quarter of 2009 compared with a loss of eight cents per share in the fourth quarter of 2008.  Earnings per diluted share were 47 cents for calendar year 2009 compared with earnings per diluted share of 44 cents during calendar year 2008.

“We are very pleased to report this excellent performance by Gentex in the fourth quarter,” said Gentex Chairman of the Board and Chief Executive Officer Fred Bauer.  “It feels like we are living in a different world now compared with last year at this time, and these results are a testament to the Company’s ability to leverage its costs when we experience double-digit revenue growth.”

“Our customers continued to build vehicle inventories during the fourth quarter of 2009, as the Company’s December 2009 sales ended significantly stronger than they have historically,” said Bauer.  “We did not have as many customer holiday plant shutdowns as have been typical during the fourth quarter of the calendar year.”

“Increased penetration of Rear Camera Display (RCD) Mirrors and SmartBeam®, along with increased mirror unit shipments, were the primary drivers behind the revenue increases in the fourth quarter,” said Bauer.  “We expect that RCD Mirrors and SmartBeam will continue to drive the Company’s growth over the next several years.”

The Rear Camera Display Mirrors display high-resolution, color images of what is directly behind the vehicle via an automaker-specified camera.   SmartBeam is the Company’s proprietary high beam headlamp assist system.

    Share Repurchase Plan

 During the fourth quarter, the Company did not repurchase any shares.  The Company has a share repurchase plan in place with authorization to repurchase up to 28 million shares of the Company’s common stock.  To date, including the prior share repurchases, the Company has repurchased approximately 26 million shares, leaving approximately two million shares authorized to be repurchased under the plan.

       Unit Shipments and Net sales

Total auto-dimming mirror unit shipments increased by 35 percent in the fourth quarter of 2009 compared with the fourth quarter last year.  Automotive net sales increased by 48 percent from $117.3 million in the fourth quarter of 2008 to $173.4 million in the fourth quarter of 2009.

Total auto-dimming mirror unit shipments decreased by 19 percent for calendar year 2009 compared with calendar year 2008.  Automotive net sales decreased by 13 percent from $601.5 million in calendar year 2008 to $525.6 million for calendar year 2009.

Automatic-dimming mirror unit shipments in North America increased by 21 percent in the fourth quarter of 2009 compared with the same period in 2008, primarily as a result of improved vehicle mix weighted toward light trucks, and new programs.  North American light vehicle production was flat in the fourth quarter of 2009 compared with the same period last year.

Automatic-dimming mirror unit shipments in North America decreased by 27 percent for the 2009 calendar year compared with calendar year 2008, primarily as a result of significantly lower light vehicle production.  North American light vehicle production declined by 32 percent for calendar year 2009 compared with the same prior-year period.

Automatic-dimming mirror unit shipments to offshore customers increased by 45 percent in the fourth quarter of 2009 compared with the same period last year.  The increase in unit shipments was primarily due to improved vehicle mix, new programs and increased take rates.  Light vehicle production in Europe increased by 12% in the fourth quarter of 2009, and decreased by 2% in Japan and Korea in the fourth quarter of 2009, compared with the same period last year.

Automatic-dimming mirror unit shipments to offshore customers decreased by 14% for the 2009 calendar year compared with the same period last year.  The decrease in unit shipments was primarily due to lower light vehicle production in Europe and Asia.  Light vehicle production in Europe decreased by 21% in the 2009 calendar year, and decreased by 25% in Japan and Korea in the 2009 calendar year, compared with last year.

Fire Protection net sales decreased by 25 percent to $3.7 million for the fourth quarter of 2009 compared with the same period last year, and declined by 18 percent for calendar year 2009 to $18.2 million compared with the same prior-year period.  The decline in net sales in both periods was primarily due to the weak commercial construction market.

       Future Estimates

Gentex Senior Vice President Enoch Jen provided certain guidance for the first quarter of 2010.

“Based on CSM Worldwide’s end-of-December light vehicle production forecast for the first quarter of 2010, we currently expect our net sales in the first quarter of 2010 to increase by 80-90 percent compared with the first quarter of 2009,” said Jen.

 “Light vehicle production volumes have significantly improved, and we are quite pleased with the prospects for the first quarter,” said Jen.  “However, the global automotive market is still a bit unstable and there continues to be uncertainty.  CSM is currently forecasting relatively flat sequential vehicle production for all four quarters of 2010 when North America, Europe and Japan and Korea are combined.  We continue to believe that there will be some schedule adjustments as automakers work to balance their inventories with vehicle sales levels.  As such, due to uncertainties, we do not plan to give full year 2010 guidance at this time.”

The Company’s current first quarter 2010 forecast is based on CSM’s end-of-December forecast for light vehicle production of a 56 percent increase to 2.6 million units for North America; a 23 percent increase to 4.2 million units for Europe, and a 38 percent increase to 3.1 million units for Japan and Korea.

CSM’s current calendar year 2010 forecast for production in North America is a 24 percent increase to 10.6 million light vehicle units; a one percent decline to 16.2 million units for Europe, and a 12 percent increase to 12.2 million units for Japan and Korea, when compared with 2009.

Based on the Company’s expected net sales for the first quarter of 2010, Jen said that the Company expects its gross profit margin for the first quarter of 2010 to be in the same range as the fourth quarter of 2009.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s belief, assumptions, current expectations, estimates and projections about the global automotive industry, the economy, the ability to control and leverage fixed manufacturing overhead costs, unit shipment and revenue growth rates, the ability to control E,R&D and S,G&A expenses, gross margins, and the Company itself.  Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecast,” “hopes,” “likely,” “plans,” “projects,” “optimistic,” and “should,” and variations of such words and similar expressions identify forward-looking statements.  These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, expense, likelihood and degree of occurrence.  These risks include, without limitation, employment and general economic conditions, worldwide automotive production,  the maintenance of the Company’s market share, the ability to achieve purchasing cost reductions, competitive pricing pressures, currency fluctuations, interest rates, equity prices, the financial strength/stability of the Company’s customers (including their Tier 1 suppliers), supply chain disruptions, potential sale of OEM business segments or suppliers, potential additional customer (including their Tier 1 suppliers) bankruptcies, the mix of products purchased by customers, the ability to continue to make product innovations, the success of certain products (e.g. SmartBeam® and Rear Camera Display Mirror), and other risks identified in the Company’s other filings with the Securities and Exchange Commission.  Therefore, actual results and outcomes may materially differ from what is expressed or forecasted.  Furthermore, the Company undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

Fourth Quarter Conference Call

      A conference call related to this news release will be simulcast live on the Internet beginning at 10:30 a.m. EDT today. To access that call, go to www.gentex.com and select the “Audio Webcast” icon in the lower right-hand corner of the page. Other conference calls hosted by the Company will also be available at that site in the future.

About the Company

      Founded in 1974, Gentex Corporation (The Nasdaq Global Select Market: GNTX) is an international company that provides high-quality products to the worldwide automotive industry and North American fire protection market. Based in Zeeland, Michigan, the Company develops, manufactures and markets interior and exterior automatic-dimming automotive rearview mirrors that utilize proprietary electrochromic technology to dim in proportion to the amount of headlight glare from trailing vehicle headlamps. More than half of the Company’s automatic-dimming interior mirrors are sold with advanced electronic features.  Approximately 97 percent of the Company’s net sales are derived from the sales of auto-dimming mirrors to nearly every major automaker in the world.

GENTEX CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME
	Three Months Ended December 31,		Year Ended December 31,

	2009	2008	2009	2008

Net Sales	$177,607,892	$122,281,421	$544,522,993	$623,799,822
Cost of Goods Sold	112,513,832	87,578,410	366,968,216	420,672,934
Gross Profit	65,094,060	34,703,011	177,554,777	203,126,888

Engineering, Research & Development	12,570,247	12,652,748	47,128,086	51,888,922
Selling, General & Administrative	9,285,547	12,285,244	35,807,622	42,425,050
Income from Operations	43,238,266	9,765,019	94,619,069	108,812,916

Other Expense (Income)	(1,615,618)	25,757,662	(1,733,234)	16,618,055

Income Before Income Taxes	44,853,884	(15,992,643)	96,352,303	92,194,861

Provision for Income Taxes	14,806,029	(5,627,538)	31,715,218	30,106,914

Net Income	$30,047,855	($10,365,105)	$64,637,085	$62,087,947

Earnings Per Share
Basic	$0.22	($0.08)	$0.47	$0.44
Diluted	$0.22	($0.08)	$0.47	$0.44
Weighted Average Shares:
Basic	137,418,113	137,890,462	137,227,677	140,902,304
Diluted	138,372,258	137,890,462	137,645,350	141,004,936

Cash Dividends Declared per Share	$0.11	$0.11	$0.44	$0.43

CONDENSED CONSOLIDATED BALANCE SHEETS

	Dec 31,	Dec 31,
	2009	2008
ASSETS
Cash and Short-Term Investments	$353,232,093	$323,483,785
Other Current Assets	152,181,402	133,668,174

Total Current Assets	505,413,495	457,151,959

Plant and Equipment - Net	197,530,249	214,951,719
Long-Term Investments and Other Assets	119,659,745	90,999,702

Total Assets	$822,603,489	$763,103,380

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities	$58,637,778	$49,472,438
Long-Term Debt	0	0
Deferred Income Taxes	28,036,968	15,034,620
Shareholders' Investment	735,928,743	698,596,322

Total Liabilities & Shareholders' Investment	$822,603,489	$763,103,380

AUTO-DIMMING MIRROR UNIT SHIPMENTS

(Thousands)
	Fourth Quarter Ended December 31,			Year Ended December 31,
	2009	2008	% Change	2009	2008	% Change
Domestic Interior	1,046	842	24%	3,086	4,095	-25%
Domestic Exterior	262	238	10%	862	1,285	-33%
Total Domestic Units	1,307	1,080	21%	3,949	5,380	-27%

Foreign Interior	1,676	1,141	47%	5,537	6,410	-14%
Foreign Exterior	695	497	40%	2,193	2,598	-16%
Total Foreign Units	2,371	1,638	45%	7,730	9,009	-14%

Total Interior Mirrors	2,721	1,983	37%	8,623	10,505	-18%
Total Exterior Mirrors	957	735	30%	3,055	3,884	-21%
Total Mirror Units	3,678	2,718	35%	11,678	14,389	-19%

Note: Certain prior year amounts have been reclassified to conform with the current year presentation.  Percent change and amounts may not total due to rounding.

End of Filing